Exhibit 10.2

                              TERMINATION AGREEMENT

     This Termination Agreement (the "Termination Agreement") is made and entered into as of March 31, 2012, by and between Stevia Corp., a Nevada corporation ("Stevia") and Agro Genesis Pte. Ltd. ("Agro Genesis"). Terms not defined in this Agreement shall have the respective meanings given them in that certain Agribusiness Development Agreement between Stevia and Agro Genesis (the "Agreement").

                                    RECITALS

     WHEREAS, Stevia and Agro Genesis are parties to the Agreement, pursuant to which Agro Genesis was to provide certain agricultural-related services to Stevia; and

     WHEREAS, Stevia and Agro Genesis have agreed to terminate the Agreement, effective as of the date hereof (the "Effective Date"), and to release each other from any further liabilities or obligations under the Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound, the parties hereby agree as follows:

     1. Termination and Release. Stevia and Agro Genesis each acknowledge and agree that upon the Effective Date, the Agreement shall immediately terminate and be of no further force or effect. Except as set forth in Section 2 below, neither Stevia nor Agro Genesis will have any further rights or obligations under the Agreement, including without limitation, with respect to the specific service periods set forth in the Agreement and Appendix C thereto, with respect to the post-termination commission arrangement set forth in Schedule 1 to the Agreement, or pursuant to the provisions of Section 9.3 of the Agreement. Agro Genesis hereby releases and forever discharges Stevia from any and all claims, controversies, rights, disputes, causes of action, obligations, liabilities or demands, of whatsoever kind or nature, whether present or future, whether accrued or which may hereafter accrue, and whether known, unknown, foreseen, unforeseen or hereafter discovered, whether contingent or absolute, at common law, statutory or otherwise, which Agro Genesis, its agents, representatives, successors and/or assigns has had, may now have or may ever have, against Stevia arising out of, or in any way resulting from, based on, or relating to the Agreement.

     2. Survival. Notwithstanding the foregoing, the provisions of Section 7 relating to confidentiality, and Section 5.1, relating to technology and patent development, shall survive the termination of the Agreement.

     3. Miscellaneous. No waiver, modification or amendment of any term, condition or provision of this Termination Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default. This Termination Agreement and all documents related hereto may be executed in one or more counterparts, including facsimile or pdf counterparts, each of which shall be deemed an original and together which shall constitute one and the same document.
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         IN WITNESS WHEREOF, and intending to be legally bound hereby, this
Termination Agreement is executed as of the day and year first above written.

Stevia Corp.


By: /s/ George Blankenbaker
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   George Blankenbaker, President



AGRO GENESIS PTE. LTD.


By: /s/ Sung Do Song
   ------------------------------------

Name: Sung Do Song
     ----------------------------------

Title: Director
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